EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of April 1, 2008, by and between Waste2Energy, Inc., a Delaware corporation (the "Company"), and Christopher d'Arnaud-Taylor (the "Executive").

WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1.   Term. The term of this Agreement shall commence on the first day of April, 2008 (the "Effective Date") and shall end on the date which is the third anniversary of the Effective Date unless Executive's employment is terminated earlier in accordance with this Agreement (the "Initial Term"); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year period, effective upon the third anniversary of the Effective Date (the "Renewal Term") unless either party notifies the other by a date which is ninety (90) days prior to the expiration of the Initial Term that such party desires not to extend the Initial Term beyond the third anniversary of the Effective Date. This Agreement shall continue for successive one-year Renewal Terms unless and until either party gives ninety (90) days notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or this Agreement is otherwise terminated pursuant to Section 5 hereof. The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the "Term."

2.    Position and Responsibilities.

2.1 Position. Executive will be employed by Company to render services to Company in the position of Chairman and Chief Executive Officer, reporting to the Company's Board of Directors. In that capacity, Executive shall be responsible for Company's long-term and short-term strategy, which includes, but is not limited to overseeing the Company's operations, business activities, implementation of its budgets, and financing strategies. Executive shall also perform such other duties as may be consistent with Executive's position. Executive shall report directly to the Board of Directors of Company. Executive shall, in all material respects, abide by all material and written Company rules, policies, and practices as adopted or modified, from time to time, in Company's sole discretion; and Executive shall attempt to use his best efforts in the performance of his duties hereunder. Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in the New York City metropolitan area. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

2.2 Other Activities. While employed by Company, Executive shall devote at least 80% of his work time to Company's business utilizing his full, attention, and skill to perform his assigned duties, services, and responsibilities hereunder, and shall act at all times in the furtherance of Company's business and interests. Executive shall not, during the term of this Agreement engage, directly, in any other business activity which could reasonably be expected to materially interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with Company. The foregoing limitations shall not prohibit Executive from making and managing his personal and family investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies. Company acknowledges that Executive will from time-to-time serve on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities.

2.3 No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with Company, and the performance of Executive's duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to not disclosing any proprietary or confidential information of any other person or entity.

3.     Compensation and Benefits.

3.1 Base Salary. In consideration of the services to be rendered under this Agreement, Company shall pay Executive an initial base salary of three hundred thousand dollars ($300,000) per annum. ("Base Salary"), exclusive of Business Expenses as defined in Article 3.5, and in accordance with Company's standard payroll and expense reimbursement policies. Executive agrees to draw the Base Salary at the rate of $15,000 per month and defer the balance until the earlier of December 31, 2008 or when Company receives more than $1 million in funding. Executive's Base Salary will be reviewed, from time to time, and may be adjusted (upward, but not downward) at the discretion of the Board. The first such review shall be at the earlier of December 31, 2008 or upon the closing of the second round of capital funding in the amount of $8 million dollars. Salary shall be paid in arrears on the Is' and 15th of each month commencing on the effective date hereof.

3.2 Cashless Warrants. In consideration of the services to be rendered under this Agreement, Company hereby grants Executive "cashless" warrants to purchase 2,000,000 shares of Company's Common Stock at a price of $0.50 per share vested upon execution of this Agreement. Such Warrants shall be more fully documented in the actual Warrant agreement. The warrants set forth in this Section 3.1 shall expire on the tenth (101) anniversary of the Effective Date.

3.3 Additional Incentives. Bonuses and Benefits. Executive understands that there are no additional incentive, bonus or benefits plans in effect at the Effective Date. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Company to Company's employees of comparable status (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements and other than as would duplicate benefits otherwise provided to Executive)
under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, travel accident insurance, or other similar plan or program of Company.

3.5 Vacation. During the Term, Executive shall be entitled to vacation each year in accordance with Company's policies in effect from time to time, but in no event less than six (6) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by Company for its senior executive employees.

3.6 Business Expenses. Throughout the term of Executive's employment hereunder, Company shall promptly reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive's duties, including but not limited to cell phone service, portable e-mail service and such other customary expenses incurred by principal executive officers. Authorized expenses shall be reimbursed by Company in accordance with policies and practices adopted, from time to time, by Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by Company's reimbursement policies from time to time and in accordance with US Internal Revenue Service guidelines.

3.7 Additional Benefits. Upon the request of the Executive, the Company shall be required to maintain a directors and officers insurance policy covering the executive with a minimum coverage of $5,000,000.

4.      Nondisclosure of Confidential and Proprietary Information. At all times before and after the termination of Executive's service (for any reason by Company or by Executive), Executive agrees to keep all Confidential or Proprietary Information in strict confidence and secrecy, and not to disclose or use the Confidential or Proprietary Information in any way outside of Executive's assigned responsibilities for Company. "Confidential or Proprietary Information" means any non-public information or idea (whether or not a trade secret) relating to the business of Company that is not generally known outside Company or not generally known in the industry or by persons engaged in businesses similar to that of Company (including information which may be available from sources outside Company, but not in the form, arrangement, or compilation in which it exists within Company) that Company considers confidential, including, but not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning Company's competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections. All documents containing this information will be considered Confidential or Proprietary Information whether or not marked with any proprietary or confidential notice or legend. Notwithstanding the foregoing, nothing herein shall prohibit Executive from disclosing any information: (1) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable; or (2) if compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data, he shall promptly notify Company.

5.     Termination; Rights and Obligations on Termination. Executive's employment under this Agreement may be terminated in any one of the followings ways:

(a)             Death. The death of Executive shall immediately and automatically terminate Executive's employment under this Agreement. If Executive dies while employed by Company, any unvested equity compensation granted to Executive under any Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of (i) the warrant's expiration date or (ii) eighteen months after Executive's death. Any warrant that remains unexercised after this period shall be forfeited. Upon Executive's death, Executive's legal representative shall receive: (1) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to Company's policies, and any unreimbursed business expenses, which amounts shall be promptly paid in a lump sum, and (2) any other amounts or benefits owing to Executive under any then applicable employee benefit plans, long term incentive plans or equity plans and programs of Company which shall be paid or treated in accordance with the terms of such plans and programs (subsections (1) and (2) shall be collectively referred to as, the "Accrued Amounts"). Other than the benefits described above, no further compensation or benefits shall be due or owing upon Executive's death.

(b)             Disability. If as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive's duties hereunder for six months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six month period, but which shall not be effective earlier than the last day of such six month period, Company may terminate Executive's employment hereunder provided Executive is unable to substantially perform his duties hereunder at the conclusion of such notice period (a "Disability"), as determined by a physician mutually selected by the parties hereto. In the event Executive's employment is terminated as a result of Disability, Executive shall receive from Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the Accrued Amounts. Additionally, if Executive is terminated due to a Disability, any unvested equity compensation granted to Executive under any Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of: (i) the warrant's expiration date or (ii) eighteen months after Executive's termination due to the Disability. Any warrant that remains unexercised after this period shall be forfeited. Other than the benefits described above, no further compensation or benefits shall be due or owing upon Executive's termination due to Disability.

(c) Cause. Company may terminate this Agreement immediately upon written notice to Executive for "Cause," which shall mean: (i) Executive's willful, material, and irreparable breach of this Agreement; (ii) Executive's willful misconduct in the performance of any of his material duties and responsibilities hereunder that has a material adverse effect on Company; (iii) Executive's intentional and continued non-performance (other than by reason of disability or incapacity) of any of Executive's material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Board, which continues for ten (10) days after receipt by Executive of written notice from Company; (iv) Executive's material and willful dishonesty or fraud with regard to Company (other than good faith expense account disputes) that has a material adverse effect on Company (whether to the business or reputation of Company; or (v) Executive's conviction of a felony (other than as a result of vicarious liability or a traffic related offense). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of Company. In the event of Executive's termination of employment by Company for Cause, Executive shall receive only the Accrued Amounts.

Notwithstanding the foregoing, following Executive's receipt of written notice from Company of any of the events described in subsections (i) through (iv) above, Executive shall have ten (10) days in which to cure the alleged conduct (if curable).

(d)            Without Cause. At any time after Executive's commencement of employment, Company may, without Cause, terminate Executive's employment, effective thirty (30) days after written notice is provided to Executive. In the event Executive is terminated by Company without Cause, Executive shall receive from Company within ten (10) days after such termination, in a lump sum payment, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if Executive had not been terminated or for twelve months, whichever is less. Executive shall also receive the Accrued Amounts. Additionally, if Executive is tenninated by Company without Cause, any unvested equity compensation granted to Executive under any Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of: (i) the warrant's expiration date or (ii) eighteen months after Executive's termination. Any warrant that remains unexercised after this period shall be forfeited.

                            (e)            Resignation for Good Reason. At any time after Executive's commencement of employment, Executive may resign for Good Reason (as defined below) effective thirty (30) days after written notice is provided to Company. Upon Executive's termination of employment for Good Reason, Executive shall be entitled to all payments and benefits as if his employment was terminated by Company without Cause as provided in subsection (d) above. For purposes of this Agreement, Good Reason means: (i) any adverse change in Executive's position, title or reporting relationship or a material diminution of his then duties, responsibilities or authority or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; (ii) the failure by Company to continue in effect any material compensation or benefit plan or arrangement in which Executive participates unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by Company to continue Executive's participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of Executive's termination of employment; (iii) any breach of this Agreement (or any other written agreement entered into between Executive and Company) by Company; or (iv) failure of any successor to Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of Company hereunder.

Notwithstanding the foregoing, following Company's receipt of written notice from Executive of any of the events described in subsections (i) through (iv) above, Company shall have ten (10) days in which to cure the alleged conduct (if curable).

(f)             Resignation without Good Reason or Retirement by Executive. Executive may resign without Good Reason or retire upon thirty (30) days' written notice, and upon such termination of employment, he shall receive the Accrued Amounts.

(g)             No Duty to Mitigate. In the event of any termination of employment under Section 5(d), Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under this Section 5 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

(h) Liquidity Event. The provisions of this Section 5(h) set forth certain terms reached between the Executive and the Company regarding the Executive's rights and obligations upon the occurrence of a Liquidity Event. These provisions are intended to assure and encourage in advance the Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.

(i)                  Definition A "Liquidity Event" shall be deemed to have occurred upon the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(ii)                 Transaction Bonus. Upon the closing of a transaction constituting a Liquidity Event the Executive shall be entitled to a "Transaction Bonus," subject to the conditions set forth in this Section 5(h).

(iii)                Amount. The Transaction Bonus shall be equal to 2.99 times the Executive's then current base salary.

(iv)                Employment Status. The Transaction Bonus shall be paid to the Executive upon the closing of the transaction constituting the Liquidity Event; provided that, unless Executive is Terminated Without Cause as provided in Section 5(d) or Executive terminated his employment for Good Reasons provided in Section 5(e), the Executive must remain employed with the Company on such date.

(v) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

                (I) Superseding Agreement. This Agreement shall be terminated immediately and automatically if the parties enter into another agreement which supersedes this Agreement. In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

6.        Use and Return of Company Property. Executive acknowledges Company's proprietary rights and interests in its tangible and intangible property. Accordingly, Executive agrees that upon termination of Executive's employment with Company, for any reason, and at any time, Executive shall deliver to Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of Company or any of its representatives, vendors, or customers which pertain to the business of Company, all of which shall be and remain the property of Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible property entrusted to Executive by Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of Company, in the possession or control of Executive, shall be delivered promptly to Company without request by it. Executive shall certify to Company, in writing, within five (5) days of any request by Company that all such materials have been returned to Company. Notwithstanding the foregoing, Executive may retain his rolodex and similar address and telephone directories (whether in writing or electronic format).

6.1 Non-competition. At all times while Executive is employed by Company and for a period of: (i) one (1) year after any termination of Executive's employment for Cause or Executive's termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of Executive's employment by Company without Cause or Executive's termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, Executive shall not, directly engage in or have any interest in any entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly competes with
Company's Business (as defined below); provided that such provision shall not apply to Executive's ownership of securities of any entity solely as an investment. For purposes of this Section 6.1, the term "Business" shall mean the manufacturing of plant and equipment for the processing of municipal solid waste for the production of electricity.

6.2 Non-Solicitation. At all times while Executive is employed by Company and for a period of: (i) one (1) year after any termination of Executive's employment for Cause or Executive's termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of Executive's employment by Company without Cause or Executive's termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, Executive shall not, directly, (a) employ or attempt to employ or enter into any contractual arrangement with any employee or foinier employee of Company, or (b) call on or solicit any of the actual customers or suppliers of Company on behalf of himself in connection with any business that directly and materially competes with the Business of Company.

6.3 Inventions Retained and Licensed. Executive represents and warrants that Executive has disclosed to Company all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived of, reduced to practice, created or otherwise developed prior to Executive's employment with Company which belong to Executive, which relate to Company's proposed business, products or research and development, and which are not assigned to Company hereunder. If in the course of Executive's employment with Company, Executive incorporates into a Company product, service or process any of the foregoing, Executive hereby grants to Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell same as part of or in connection with such product, process or machine.

6.4Work Product. Executive agrees that, during his employment with Company:

(a) Executive will disclose promptly and fully to Company all works of authorship, ideas, inventions, discoveries, improvements, designs, processes, formulae, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive's employment by Company or with the use of Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of Company or which results from or is suggested by any work Executive may do for Company and whether produced during normal business hours or on personal time (collectively the "Work Product").

(b) All Work Product of Executive shall be deemed, as applicable, to be a "work made for hire" within the meaning of §101 of the Copyright Act. All intellectual property rights, including patent, trademark, trade secret and copyright rights, in and to the Work Product are and shall be the sole property of Company. To the extent that the Work Product is deemed not to be "work made for hire," this Agreement shall constitute an irrevocable assignment by Executive to Company of all right, title and interest in and to all intellectual property rights in and to the Work Product. Any and all rights of whatever kind and nature, now or hereafter, to make, use, sell, license, distribute or otherwise transfer and reproduce such Work Product in any and all media throughout the world, are and shall be the sole property of Company. Executive hereby agrees to assist Company in any manner as shall be reasonably requested by Company to protect Company's interest in such intellectual property rights and to execute and deliver such legal instruments or documents as Company shall request in order for Company to obtain protection of the Work Product throughout the world, including but not limited to, declarations of inventorship, powers of attorney and assignment documents. Likewise, Executive hereby agrees to assist Company by executing such other documents and instruments which Company deems necessary to enable it to evidence, perfect and protect its rights, title and interest in and to the Work Product. Executive further agrees that Executive's obligation to execute or cause to be executed any such instrument or document shall continue after Executive's cessation of employment with Company, regardless of reason for cessation of employment. If Company is unable because of Executive's mental or physical incapacity or for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations assigned to Company in accordance herewith, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive will at any time, including after termination of Executive's employment with Company, upon request, communicate to Company, its successors, assigns, or other legal representatives, such facts relating to the Work Product as may be known to Executive, and to testify, at Company's expense, as to the same in any interference or other legal proceeding.

(c) Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer code, documentation, records and any other document which shall be and remain the property of Company, and which shall be surrendered to Company upon request and upon the cessation of Executive's employment with Company, regardless of the reason for such cessation.

(d) Executive hereby waives, and further agrees not to assert, any moral rights in or to the Work Product, including, but not limited to, rights to attribution and identification of authorship, rights to approval of modifications or limitations on subsequent modifications, and rights to restrict, cause or suppress publication or distribution of the Work Product.

7.       Indemnification; Insurance.

7.1 Indemnification of Executive. Except as otherwise provided by applicable law, while Executive is employed by Company and thereafter while potential liability exists (but in no event less than five (5) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and Company are made a party to the same third party action, complaint, suit, or proceeding,

Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by Company shall have a conflict of interest that prevents such counsel from representing Executive, then Company may engage separate counsel on Executive's behalf, and subject to the provisions of this Section 7, Company will pay all attorneys' fees of such separate counsel.

7.2 Indemnification of Company. Executive assumes full responsibility for any material acts he makes in his personal capacity from any liability associated with such acts.

7.3 Insurance Provided by Company. As soon as practicable after the Effective Date, Company shall obtain a directors and officers liability insurance policy covering all directors and officers of Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board. Executive shall be entitled to such coverage while employed and thereafter while potential liability exists.

8.        Assignment; Binding Effect. Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. This Agreement may be assigned or transferred by Company only to an acquirer of all or substantially all of the assets of Company, provided such acquirer promptly assumes all of the obligations hereunder of Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Nothing in this Agreement shall prevent the consolidation, merger, or sale of Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9.        Additional Provisions.

9.1 Amendments: Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.2 Notices. Any notice under this Agreement must be in writing and addressed to Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify Company, in writing, of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this Section 9.2.

Company's Notice Address:	Waste2Energy, Inc. 1185 Avenues of the Americas, 20th fl New York, New York 10037 Attn.: Franz Skryanz Telephone: 646-723-4000 Facsimile: 646-723-4001 Email: fslayanz@waste2energy.com
Executive's Notice Address:	Christopher d'Arnaud-Taylor 360 West 22nd Street, 16B New York, New York 10011 Telephone: 212-242-7039 Facsimile: 212-656-1129 Email: cdataylor@aol.com

 9.3 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

 9.4 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

 9.5 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

 9.6 Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

 9.7 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

 9.8 Survival. Sections 4, 6.1, 6.2, 6.3, 6.4 and any other provision in this Agreement that requires performance by Executive following termination of Executive's employment hereunder shall survive any termination of this Agreement.

9.9 Counterparts. This Agreement may he executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.10 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.11 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of Company, Executive shall execute such additional instruments and take such additional acts as Company may deem necessary to effectuate this Agreement.

9.12 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

9.13 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

Waste2Energy, Inc.

By:	/s/ Franz Skrianz
Franz Skrianz
Secretary & Treasurer

Employee

/s/ Christopher d'Arnaud-Taylor
Christopher d'Arnaud-Taylor

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